FERRO ACQUISITION OF ENDEKA COMPLETED

Nov. 1, 2017 – CLEVELAND, OH, USA and Castellon, Spain -- Ferro Corporation (NYSE: FOE), a leading global provider of functional coatings and color solutions, today announced the closing of the previously communicated acquisition of Endeka Group, a global producer of high-value coatings and key raw materials for the ceramic tile market.

Endeka produces frits and glazes, digital inks and colors used in the manufacture of a broad range of ceramic products, including tile, tableware and sanitaryware. This transaction backward integrates Ferro into certain key raw materials used in the manufacture of ceramic coating materials.

Julio Garcia, VP Europe, says “Ferro has been moving its tile-oriented portfolio up the value chain over the past few years, focusing on the high end of the market. We also have focused on achieving operating efficiencies and product innovation to ensure that our customers receive the highest quality products and services. With the Endeka Group acquisition, Ferro has strengthened its value creating strategy through growth and dynamic innovation by enlarging our customer base in existing markets while providing a complementary product portfolio and establishing a solid base for growth.”

According to Luca Pecorara, Europe Operations Director: “With this acquisition we will increase the value for our customers, providing high-end products and improved service by leveraging the best practices of each company. Endeka’s state of the art facilities will provide the required capacity to accomplish our growth plans.”

Luca Pecorara and Jose Cabedo (Endeka COO) will lead the integration of with the objective of combining the demonstrated technical and commercial experience of both teams to provide more value to our customers.

About Endeka Group

Endeka (http://endekaceramics.com/en/), along with its forerunner companies, headquartered in Castellon, Spain, has been servicing the ceramics and tile industries for 60 years. Endeka has established a strong reputation for excellence through innovation and market leadership. Endeka prides itself on being on the leading edge of coatings technology and on its dedication to delivering personalized service to customers. Endeka full-year forecasted 2018 revenues are approximately €75 million (approximately $88 million) and has approximately 340 employees who work in 9 facilities in Europe and Asia.

About Ferro Corporation

Ferro Corporation (www.ferro.com) is a leading global supplier of technology-based functional coatings and color solutions. Ferro supplies functional coatings for glass, metal, ceramic and other substrates and color solutions in the form of specialty pigments and colorants for a broad range of industries and applications. Ferro products are sold into the building and construction, automotive, electronics, industrial products, household furnishings and appliance markets. The Company’s reportable segments include: Performance Coatings (metal and ceramic coatings), Performance Colors and Glass (glass coatings), and Color Solutions. Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,300 associates globally and reported 2016 sales of $1.15 billion.

Contacts:

Ferro Spain, S.A.

Joaquin Mallen, +34 964 504 105

Joaquin.mallen@ferro.com